EXHIBIT 99.3

TPT Global Tech Files 10K to Regain Full SEC Compliance

SAN DIEGO, CA / ACCESSWIRE / May 10, 2024 / TPT Global Tech, Inc. ("TPT" or "the Company") (OTC PINK:TPTW), headquartered in San Diego and a leader in technological innovations, is pleased to announce that it has file its 10k to regain its compliance with the U.S. Securities and Exchange Commission (SEC) and Over-the-Counter (OTC) Markets.

"We understand how important timely and accurate financial reporting is to our shareholders and the broader investment community," said Stephen Thomas, CEO of TPT Global Tech.

TPT Global Tech is actively working to restore its 15c2-11 status, reinforcing its commitment to transparency and compliance. This initiative is critical to resuming standard trading practices and underscores the company's steadfast dedication to its shareholders.

About TPT Global Tech

TPT Global Tech, Inc. is a technology holding company based in San Diego, California. It was formed as the successor of two U.S. corporations, Ally Pharma US and TPT Global, Inc. The Company operates in various sectors including media, telecommunications, Smart City Real Estate Development, and the launch of the first super App, VuMe Live technology platform.

As a media content delivery hub, TPT Global Tech utilizes its own proprietary global digital media TV and telecommunications infrastructure platform. They offer software as a service (SaaS), technology platform as a service (PAAS), and cloud-based unified communication as a service (UCaaS) solutions to businesses worldwide. Their UCaaS services enable businesses of all sizes to access the latest voice, data, media, and collaboration features.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

For more information about TPT Global Tech and its subsidiaries, please visit www.tptgloabltech.com.

For media or Investment inquiries, please contact: Rick@tptglobaltech.com

SOURCE: TPT Global Tech, Inc.